Prospectus Supplement No. 17 to Prospectus dated February 15, 2005	Filed pursuant to Rule 424(b)(3) File No. 333-122418

CEPHALON, INC.

$112,156,000 Zero Coupon Convertible Subordinated Notes Due June 15, 2033
First Putable June 15, 2008

$164,080,000 Zero Coupon Convertible Subordinated Notes due June 15, 2033
First Putable June 15, 2010

Common Stock

This document supplements information contained in that certain prospectus of Cephalon, Inc., dated February 15, 2005, as amended and supplemented from time to time, relating to the potential resale from time to time of $112,156,000 zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2008 (the “2008 notes”), $164,080,000 zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2010 (the “2010 notes”, and together with the 2008 notes, the “notes”), and the shares of common stock issuable upon conversion of the notes, and the potential resale from time to time of these securities by the selling securityholders identified in the prospectus and any prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The following table supplements, or amends, as noted, the information contained in the table set forth in the prospectus under the caption “Selling Securityholders.” This table sets forth the beneficial ownership by the selling securityholders of (i) the 2008 notes and 2010 notes, respectively, and (ii) shares of our common stock, including common stock issuable upon conversion of the notes, and the maximum principal amount of the notes and number of shares of common stock that may be offered by the selling securityholders under the prospectus. The percentages of all shares of common stock beneficially owned before and after the resale of the notes and the common stock issuable upon conversion of the notes are based on 60,744,353 shares of common stock outstanding as of July 10, 2006. The Securities and Exchange Commission has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that the stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant, or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. Shares of common stock may also be sold by donees, pledgees or other transferees or successors in interest of the selling securityholders. The following table is based upon information furnished to us by the selling securityholders.

	Number of				Maximum	Beneficial Ownership After
	Shares of	Principal	Principal	Principal	Number of	Resale of Notes or Common Stock
	Common	Amount of	Amount of	Amount of	Shares of			Number of
	Stock	2008 Notes	2010 Notes	Notes Being	Common	Principal		Shares of
	Beneficially	Beneficially	Beneficially	Offered	Stock That	Amount of		Common
Name of Selling Securityholder	Owned(1)	Owned	Owned	Hereby	May Be Sold(2)	Notes (3)	Percent	Stock (3)	Percent

The following information supplements the information set forth in the prospectus originally filed or as previously amended or supplemented:

CNH Partners, LLC F/B/O CNH CA Master, L.P. (4)	―	$250,000	$1,000,000	$1,250,000	21,900	―	―	―	―

(1)             Assumes no conversion of the notes offered hereby, which conversion may occur upon the satisfaction of several conditions described in the section of the prospectus entitled “Description of the Notes—Conversion of the Notes”.

(2)             Represents the maximum number of shares of common stock issuable upon conversion of the notes based upon a conversion factor of .0168067 multiplied by the principal amount of the 2008 notes being offered hereby, and a conversion factor of ..0176991 multiplied by the principal amount of the 2010 notes being offered hereby. The actual number of shares of common stock issuable upon conversion of the notes will vary depending on the market price of the shares of common stock. See “Description of the Notes — Payment Upon Conversion.” In addition, the conversion factors are subject to adjustments as described in “Description of the Notes — Conversion of Notes — Conversion Price Adjustments.”

(3)             Assumes that either all of the principal amount of notes offered hereby or all of the shares of common stock issued upon conversion of such notes are sold by the selling securityholder.

(4)             CNH Partners, LLC is investment advisor of CNH CA Master, L.P. and has sole voting and dispositive power over the notes offered hereby. Investment principals for CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 11, 2006.